Exhibit 99.1

Fox Factory Holding Corp. May 5, 2022

Corporate Speakers:
•Vivek Bhakuni; Fox Factory Holding Corp.; Senior Director of IR & Business Development
•Mike Dennison; Fox Factory Holding Corp.; CEO & Director
•Scott Humphrey; Fox Factory Holding Corp.; CFO & Treasurer

Participants:
•Unidentified Participant; CJS Securities; Analyst
•Mike Swartz; Truist Securities, Inc.; Senior Analyst
•Jim Duffy; Stifel, Nicolaus & Company, Incorporated; MD
•Craig Kennison; Robert W. Baird & Co. Incorporated; Director of Research Operations and Senior Research Analyst

PRESENTATION

Operator: Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to Fox Factory Holding Corporation's First Quarter 2022 Earnings Conference Call. (Operator Instructions) Please note this conference is being recorded.

I'd now like to turn the conference over to your host, Vivek Bhakuni, Senior Director of Investor Relations and Business Development. Thank you, sir. You may begin.

Vivek Bhakuni: Thank you. Good afternoon, and welcome to Fox Factory's First Quarter 2022 Earnings Conference Call. I am joined today by Mike Dennison, our Chief Executive Officer; and Scott Humphrey, our Chief Financial Officer and Treasurer.

First, Mike will provide business updates. Then, Scott will review the quarter financial results and then the outlook, followed by closing remarks from Mike. We will then open the call up for your questions.

By now, everyone should have access to the earnings release, which went out today at approximately 4:05 Eastern Time. If you have not had a chance to review the release, it's available on the Investor Relations portion of our website at investor.ridefox.com. Please note that throughout this call, we will refer to Fox Factory as Fox or the company.

Before we begin, I would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. Such statements involve a number of known and unknown uncertainties, many of which are outside the company's control and can cause future results, performance and achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Important factors and risks that could cause or contribute to such differences are detailed in the company's latest Form 10-Q and in the annual report on Form 10-K filed with the Securities and Exchange Commission. Except required by law, the company undertakes no obligation to update any forward-looking or other statements herein, whether as a result of new information, future events or otherwise.

In addition, where appropriate in today's prepared remarks and within our earnings release, we will refer to non-GAAP financial measures to evaluate our business, as we believe these are useful metrics that better reflect the performance of our business on an ongoing basis. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are included in today's press release, which has also been posted on our website.

And with that, it is my pleasure to turn the call over to our CEO, Mike Dennison.

Mike Dennison: Thank you, V, and good afternoon. We appreciate everyone taking the time to join us for today's call. I'd like to open today's call by addressing the conflict and humanitarian crisis in Ukraine. We're deeply saddened by the unprovoked invasion of Ukraine and recognize the profound impact these events have are having on many around the world. Our thoughts are with those impacted by this crisis, and we hope peace comes to the region soon. While we have negligible sales in Russia, we have ceased all business activities there. We do not expect this to have a material impact on our overall results.

I am proud to report that we have started 2022 with the highest quarterly revenue in our company's history, powered by a record-breaking performance in both our Specialty Sports and Powered Vehicles product group. We also delivered the highest earnings per share in spite of the continued global pandemic and volatile macroeconomic conditions, creating numerous challenges within the quarter.

We did see a meaningful disruption in the labor availability in North America in early January, as the Omicron variant surged. Throughout the quarter, we experienced significant change in operational disruptions, either within our own facilities or with our customers and suppliers. Despite these adversities, our consistent and elevated performance through the first quarter continues to reflect the strength of our leading brand portfolio and our team's commitment to deliver high-performance products to our valued customers.

Turning to the numbers. Our first quarter sales were $378 million, an increase of 34.4% compared to the first quarter of last year. This outstanding growth is driven by both our SSG and PVG businesses, which grew 44% and 28%, respectively, for the first versus the prior year period. What makes me particularly proud about this performance is Q1 of last year was also a record quarter for us, as the economy rolled back from the COVID lockdown.

Our commendable quarter-over-quarter beat exemplifies our belief that Fox' expanded portfolio of high-performance products continues to deliver on quality, engineering and service, which consistently resonates with our end consumers.

In addition, we reported earnings per diluted share of $1.13 versus $0.90 in the same period last year, an increase of 25.6% quarter-over-quarter. We also reported non-GAAP adjusted earnings per diluted share of $1.32 versus $1.05, an increase of 25.7% over the first quarter in 2021.

Let us take a closer look at the business. Starting with Specialty Sports Group, Q1 2022 was our eighth consecutive record revenue quarter. We delivered a little shy of $170 million in sales, a 43.5% revenue growth on a quarter-over-quarter basis. We continue to optimize our capacity, efficiency and workforce in Taiwan, as we keep a finger on the pulse of demand. We are starting to see some level of inventory normalization, especially in entry-level bikes, but inventory levels for high-end mountain bikes and e-bikes remain low, at less than 2 months versus 3 to 4 months under normal circumstances.

The demand for mid- to high-end bikes along with e-bikes continue to be strong, supported by a growing enthusiast base. Our order book remains robust for the rest of 2022, supported by signs of improvement in supply chain capacity. However, our largest concern in SSG is the rising COVID rates in Taiwan, which have had some impact on our ability to consistently run production in Q2. We believe that bike demand will begin to moderate as we end this year and enter 2023. As we work hard to prepare for the new model launches, we are investing in expanded development and testing, which has received positive feedback from our customers.

Shifting to our Powered Vehicles Group. Q1 2022 marked a record revenue quarter, as PVG delivered first quarter sales of $208 million, an increase of 27.9% over the same period last year. This is a milestone quarter for PVG and crossed $200 million in revenue per quarter for the first time ever, led by strong sales in our upfitting product lines. Though we are certainly happy with our revenue growth, we are not satisfied with the margin performance of our new Gainesville plant.

The move from Watsonville to Georgia is now complete, but the transfer of some production lines created manufacturing inefficiencies, which led to a lower-than-expected throughput in the first quarter. However, the positive news is we expect that the challenges can be mitigated and corrective measures are being taken to drive margin expansion through improved productivity and vertical integration. It is worth noting that our output improved throughout the first quarter, with March being the highest number of units ever produced from the Gainesville plant.

The challenges from labor to input costs, freight and supply chain disruptions continue to persist and inflationary environment will likely persist for a longer duration as it is clearly not as transitory. Consequently, we will continue to leverage dynamic pricing to combat inflationary pressures. We are also confident that optimizing the operational efficiency of our Gainesville plant will drive margin improvement, as we have discussed in prior quarters.

We will continue to strengthen our core competencies and be relentless in extending our competitive differentiation. The dynamic operating environment hasn't changed much since Q4 of last year. Still, this team has delivered a 10% revenue growth even on a sequential basis versus Q4 of 2021. Hence, I want to thank each and every single member of our FOX family for delivering a strong start to 2022.

And with that, I'll turn the call over to Scott.

Scott Humphrey: Thanks, Mike. Good afternoon, everyone. I'll begin by going over our first quarter financial results and then review our guidance. Sales in the first quarter of 2022 were $378 million, an increase of 34.4% versus sales of $281.1 million in the first quarter of 2021. Our Powered Vehicles Group delivered a 27.9% increase in sales compared to the first quarter of 2021, primarily due to strong performance in our upfitting product lines. Moving to the Specialty Sports Group. SSG delivered a 43.5% increase in sales in the first quarter compared to the same quarter last year, primarily due to increased demand across all channels.

Fox Factory's gross margin was 31.8% in the first quarter of 2022, a 300 basis point decrease from 34.8% in the same period in the prior year. For the first quarter of 2022, non-GAAP adjusted gross margin decreased by 270 basis points to 32.3% versus Q1 of 2021. The decrease in gross margin was primarily driven by higher inflationary pressures on all fronts, including labor, material and freight costs.

In addition, the completion of the planned Watsonville, California facility shutdown and move of those production lines, resulted in inefficiencies, we ramp up to full utilization of our Gainesville, Georgia facility. This was marginally offset by favorable product and channel mix compared to Q1 2021, led by higher volume sales in our Specialty Sports and strong performance in our upfitting product lines.

Total operating expenses were $66.1 million or 17.5% of sales in the first quarter of 2022, compared to $52.1 million or 18.5% of sales in the first quarter of last year. The increase in operating expenses in Q1 2022 was primarily due to higher employee-related costs, higher commission costs, as well as higher insurance and facility-related costs. Looking at non-GAAP operating expenses as a percent of sales, our non-GAAP operating expenses decreased by 30 basis points to 15.8% in the first quarter of 2022 compared to 16.1% in the same period in the prior year.

Focusing on operating expenses in more detail. Sales and marketing expenses increased by approximately $5.7 million in the first quarter of 2022 compared to 2021, primarily due to higher commissions and marketing-related expenses. Research and development costs increased $2.7 million in the first quarter of 2022 compared to the first quarter of 2021, primarily due to personnel investments to support future growth and product innovation. General and administrative expenses increased by approximately $5.2 million in the first quarter of 2022 compared to 2021, due to higher employee-related costs of $2.1 million, higher insurance and facility-related costs of $2.2 million from our increased revenue and expanding manufacturing footprint, as well as increases in various other costs.

For the first quarter of 2022, our effective tax rate was 4.8%. This rate was lower than our estimated full year 2022 range guidance of 11% to 15%. The lower rate in Q1 was primarily due to the impact of recently finalized tax regulations, which resulted in the release of our valuation allowance against foreign tax credit carryforwards. This impact was partially offset by decreased benefits from the effects of stock-based compensation and other discrete items.

On a GAAP basis, net income in the first quarter of 2022 was $48.1 million or $1.13 per diluted share compared to $38 million or $0.90 per diluted share in the same period in the prior year. Non-GAAP adjusted net income was $55.8 million in the first quarter of 2022, an increase of approximately $11.3 million or 25.4% compared to $44.5 million in the first quarter of last year. We delivered $1.32 of non-GAAP adjusted earnings per diluted share in the first quarter of 2022 compared to $1.05 in the first quarter of 2021.

Adjusted EBITDA increased by 18.8% to $71.8 million for the first quarter of 2022 compared to $60.4 million in the same quarter last year. However, adjusted EBITDA margin decreased by 250 basis points to 19% in the first quarter of 2022 compared to 21.5% in the first quarter of 2021. The decrease in EBITDA margin in the first quarter of 2022 is primarily due to higher inflationary cost pressures and inefficiencies at the Gainesville, Georgia plant, due to the move of the last production lines after the close of the Watsonville, California manufacturing facility as discussed earlier, partially offset by the impact of higher sales.

Now, focusing on our balance sheet. For the first quarter, which ended on April 1, 2022, compared to our 2021 year ended on December 31, 2021, we ended with cash on hand of $68.8 million compared to $179.7 million. Accounts receivable was $177.9 million compared to $142 million. Inventory was $315 million compared to $279.8 million. Prepaid and other current assets was $293.9 million compared to $123.1 million.

Accounts payable was $157 million compared to $100 million. And accrued expenses were $103.8 million compared to $112.4 million. The decrease in cash and cash equivalents and increase in prepaids and other assets as of April 21, 2022 were primarily due to increased chassis deposits, as we work to secure supply for the remainder of the year for our upfitting business. The increase in inventory as of April 1, 2022 is primarily due to additional raw material purchases to mitigate risks associated with supply chain uncertainty and higher input costs.

As we see the supply chain pressures beginning to ease, we will work on reversing this trend to facilitate better free cash flow generation. The changes in accounts receivable and accounts payable reflect business growth, as well as the timing of vendor payments. Change in accrued expenses is partly due to decreases in income taxes payable and accrued bonuses, which were partially offset by increases in various other expenses.

Lastly, subsequent to quarter end, we entered into a new credit facility, which gives us access to a revolver of $650 million, providing us with greater balance sheet flexibility. Prior to this new agreement, we had a term loan of $400 million and a revolver of $250 million. This change will have a potential negative impact of approximately $0.05 of EPS in the second quarter, but will provide us with a benefit of approximately $0.01 of EPS per quarter for the life of the credit facility, due to reduced interest expense.

Now, turning to guidance. For the second quarter of 2022, we expect sales in the range of $385 million to $405 million and non-GAAP adjusted earnings per diluted share in the range of $1.10 to $1.25 per share. For the fiscal year 2022, the company expects sales in the range of $1.5 billion to $1.53 billion, and non-GAAP adjusted earnings per diluted share in the range of $5 to $5.30.

For our 2022 full year tax guidance, we expect tax rate to be in the higher end of the previously guided 11% to 15% range, as we better understand the impact of the previously mentioned changes in tax laws. In addition, we continue to expect some quarterly fluctuation in tax rates to occur during the year. I'd also like to note that we're not providing guidance on GAAP EPS, as it cannot be provided without unreasonable efforts due to the difficulty of actually predicting the elements necessary to provide such guidance and reconciliations.

In closing, I'm very pleased with the phenomenal results our team has produced in the first quarter in spite of the inefficiencies in our Gainesville, Georgia facility and the challenges presented by the macroeconomic environment. We surely recognize the importance of driving margin expansion in the coming months. We are focused on achieving our immediate goals, while remaining cautious in our outlook as we see lingering signs of some cost pressures and continued supply chain obstacles for the balance of the year.

As our understanding of the global business environment evolves, we plan to provide incremental updates each quarter regarding our expectations for 2022.

With that, I'd like to turn the call back over to Mike.

Mike Dennison: Thanks, Scott. We are very pleased with the way we have started 2022. Our strong start to the year is the continued proof of our deep consumer connections, world-class team and strong brand momentum. We also acknowledged our Q1 2022 margin performance, which was a point of caution. As we take note of our achievements, I assure you we are looking at the gains in efficiency very closely, as gaining a competitive cost structure critical to our success. As much as we are focused on short-term actions, our broader team continues to be laser-focused on our long-term product and operational priorities to extend our competitive positioning.

Therefore, in closing, we are executing on our priorities laid out over the last couple of quarters, and I'm encouraged by the momentum in our efficiency capture as we enter the fifth month of the year. We will continue to implement on our strategic priorities of market share growth, world-class operations and cultivating an engaged workforce, all while maximizing shareholder value.

I would now like to open the call for questions. Operator?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) And we will take our first question today from Larry Solow with CJS Securities.

Unidentified Participant: It's actually [Lee] (inaudible) for Larry this afternoon. Just to start, I think you made the comment earlier that you expect bike demand to kind of start to moderate at the end of this year and into 2023. Could you clarify whether that is -- that means slower growth or a decline year-over-year based on what you're seeing today?

Mike Dennison: Yes, this is Mike. So what we're talking about when we talk about moderating demand in SSG is number one, return to seasonality. So think about usually, in the winter months, you've got a slower demand cycle from a mountain bike demand perspective. It's a function of model year changes and just weather outside. So you'll see that start to return, which hasn't been the case in the last 2 years. So that's the first comment I'd make.

The second comment is, I think what you'll see in 2023 from our perspective, today, is returning to the long-term growth rates that we've had or we've held for a number of years, which is mid- to high single digits and bikes. So a bigger base of business, but a more normalized growth rate on top of that.

Unidentified Participant: Okay. That's very helpful. And obviously, investors have been generally concerned about the potential economic sensitivity around your products. And these days, you're probably more exposed than you were in the last downturn to things like powered vehicles and auto. Can you just remind us how the demand for your products fared in prior economic slowdowns? And sort of what's your level of concern these days in terms of what you're seeing going forward?

Mike Dennison: So a couple of comments. One, we haven't seen demand slack off at all in any of our product lines over the course of the end of last year, as we've commented before, or the beginning of this year. You have to think about this business back in '08 and '09 and how different it was. Again, the size of the company was the size of one of our quarters or less on an annualized basis. So it was a pretty small company back in '08 and '09 compared to what it is today. And a lot of that's diversified. And I think the diversification helps us.

So yes, clearly, we're an enthusiast-driven, high cost or high-priced product mix, but what we've seen in our PVD or our operating business, where we're selling vehicles for dealers, hasn't slowed at all with the changes in gas prices or changes in interest rates or anything else.

So I think our consumer, our enthusiasts are pretty resilient. I don't want to go as far as saying that a recession would impact us, because I'm not saying that, I don't think that's true. But I do think that so far, it is held to what we believe, which is our enthusiasts will use our products or buy our products before they'll do something else in their family spend, like a vacation. And if you're a mountain backer, you're going to be a mountain biker regardless of what the economy is doing.

So we feel pretty good about it. We think we're more resistant to recession than a lot of the categories. But again, if we have a big enough recession, it's going to impact us like it impacts everybody else.

Unidentified Participant: That's super helpful. If I can sneak one more in here. Just in terms of the guidance that you gave for 2025, around 9 months ago, is there anything in the macro or company-specific that changes that guidance one way or the other sitting, here today?

Mike Dennison: No. We're still committed to that strategic direction, and we feel pretty damn good about it.

Unidentified Participant: Great I will hop back in queue. Thank you very much.

Operator: We will take our next question today from Mike Swartz with Truist Securities.

Mike Swartz: I guess, first question for me is just I want to better understand the gross margin pressures. And maybe, I don't know what the best way to do this is, but maybe, bridge last year to this year, what were the -- maybe, largest impediments that you faced? And then, the second part of that question is, how should we think about the cadence of gross margin over the balance of the year and what's implied in your guidance?

Mike Dennison: Mike, I'll start and I'll let Scott jump in and answer it as well. Our perspective on the gross margin in Q1 was majority a function of just that Haynesville consolidation. There are some inflationary pressures to, so that's the second piece of it. I'm not sure I call it 50-50, it's probably a little bit more to give more consolidation or transition than it is to inflation. So I think we have to work through that.

As I mentioned in the prepared remarks, we have to get that work done. We're still committed to the 250 to 350 basis point improvement that we've talked about before, occurring this year. So it's just a lot of work to get through a lot of stuff, as you know. So we're going to keep going after that, and we feel good about it. But I think we have to see how everything else plays out.

The other thing I'd add, too, is we are continuing to see price increases in our business or push through price increases across our product lines. and that will help us with the inflationary challenges that might come about for the balance of the year. So Scott?

Scott Humphrey: Yes. No, I agree with what Mike said, Mike. I think as far as the cadence goes that you're talking about, I think we said all along, we would see sort of incremental improvement each quarter once we got shut down or -- once we got shut down. Once we shut down Watsonville, and that's done. And so now, we need to start showing some of those efficiencies in Q2, and then, I think it gets better in Q3 and then better again in Q4.

Mike Swartz: Okay. So just build throughout the year. Okay, that makes sense. And then, just -- maybe, another question on pricing ability to take pricing. I guess, your comments on dynamic pricing, is that a new kind of program or policy that you're putting in place? And then, to what extent is your ability to price dependent on maybe, channel or customer mix in any given quarter?

Mike Dennison: How we price is a function of the product line. So how we price product in automotive OEM relationships or in our SSG business or in aftermarket or in upfitting are different in every scenario. I think it's a fairly new dynamic pricing with fairly new orientation was coming had to take with the inflationary pressures and COVID and some of those things. Historically, you'd price something at the -- basically, the design point where you're designing it for an automotive customer or a bike, OEM or something like that.

Now, what we're having to do is to go back and actually, increase pricing inside of the model year or inside of the calendar year. We would do aftermarket on the year, we're bring it 2 or 3 times a year now. So when I say dynamic, it's a reflection of getting an incoming cost components that has an inflationary pressure and adjusting that to an external pricing change and doing that within a fairly quick period of time.

Operator: And we will move next to Jim Duffy with Stifel.

Jim Duffy: Guys, I want to start with a question on the upfitting business. A really nice quarter for shipments. Can you maybe, give us a view of where this business stands with respect to dealer penetration and the backlog? Is the backlog you're seeing now reflective of growth from both number of dealers and vehicles per dealer?

Mike Dennison: We're seeing growth in both of those cases, so numbers of dealers and in vehicles per dealer. And we're seeing the sell-through occurring faster. So inventory is not sitting in lots as long as it would have done, let's say, 2 years ago. So those are really positive signs for us in the business.

The reality of the world right now is before we even build the vehicle and get it sent to the dealer, it's already sold in most cases. So that's a phenomenon that hasn't decreased. It's actually increased in kind of in kind of how we look at the business going forward. So we feel pretty good about upfitting for the foreseeable future. And we feel even better about our chassis control. And as Scott mentioned, we've got a lot of chassis already in hand for the balance of this year. So last year, we had the challenge of getting enough vehicles for -- to meet demand. This year, we at least can have a pretty good view of plenty of chassis to fulfill the demand as we see it.

Jim Duffy: That's great to hear. With respect to the OEM business in automotive, is the backlog continue there? Or is production improving such that boxes, I'm going trying to communicate this, but...

Mike Dennison: The OEMs haven't gotten much better. So we're still seeing some lagging ramps to some of the product lines that we would have expected to have seen improve. So we haven't seen that yet in the numbers. We do expect to see that at some point in the year. But in Q1, we didn't see much improvement in the automotive OEM side of the business.

And then also, in (inaudible), that's a supply chain issue for them, clearly. These are the vehicles they'd like to be selling right now, that they just can't build.

Jim Duffy: Understood. The last one for me, just shifting to the bicycle business for a moment. You had been sharing with us a convention of number of months to meet customer demand and additional months to replenish channel inventory. Is that tracking as you expected? Is it fair to assume that, that's simply reduced by 3 months since you last communicated it?

Mike Dennison: That's the way I see it, Jim. I mean, we kind of went off of that kind of definition of terminology, just because we can start to see the seasonality return in Q4. So there's going to be a lot easier methodology to communicate kind of where we think we are in the cycle. Again, I think Q4 starts to look more like a normal seasonal quarter. And I think 2023 kind of gets us back to those numbers that you have expected in 2 or 3 years ago when you were talking to us then.

Operator: (Operator Instructions) We'll go next to Craig Kennison with Baird.

Craig Kennison: It's been a very helpful call. I guess I wanted to ask about Live Valve. Just wondered if you could give us an update on that technology. And maybe, just frame how far that market has been penetrated and what opportunities still exist? And then maybe, if you could add on to it, like, what kind of runway is there to that from an innovation standpoint? I feel like that's a core technology.

Mike Dennison: Live Valve is absolutely, a core technology. As I've said in the past, Craig, I think everything becomes smart and connected. And as we start thinking about new vehicle platforms, Live Valve is a key component of that. So it's grown significantly in both our bike business and in the Powered Vehicle business, as you probably heard me comment, in most of our power sports customer lines, as well as our automotive lines have converted to a version of Live Valve in their high-end product category. So I think that's going to continue to expand and grow.

We actually announced today -- it's a little bit of a segue, but we announced today our partnership with Extreme E, which is electric vehicle off-road racing. It's a global off-road racing category. And we are the supplier and the developer of product for that Extreme E race series going forward. We think that's fantastic. It's going to let us bring things like Live Valve technology, ultimately, to the e-vehicle platform and in this case, e-vehicle racing, just as we've done in Baja 1000 and the race platforms. So we're going to continue to push that. And we think that's a fundamental platform for long-term business.

Craig Kennison: And then, I wanted to ask about Outside Van, which was a nice acquisition you did last year. I know you had huge demand for that product and people were paying you upfront to build those vans. And I think you had plans to increase capacity significantly. It is going to be sensitive to maybe, RV trends, which we know kept low at least from a production standpoint. Are you seeing any slowdown in that business?

Mike Dennison: We're not. Again, we're -- we have the fortunate or unfortunate problem is just not having enough capacity to meet the demand. So if you saw a slowdown in that side of the business, we probably still wouldn't feel it based on the next year's work and the ability to produce.

We are trying to add capacity so we can get at that market because we think it's an important market. But I think it's also a unique part of the RV market overall, where you've got a much younger participation in the demographic. And people who are really just making lifestyle changes versus just having a fifth wheel or a motor home in a driveway. People that are buying up (inaudible) vans are kind of a different breed than maybe, what you're seeing in the overall RV market.

So I think we're going to fare better than the broader category. And again, a pretty small part of our business, but we really won't be out of backlog for another year.

Operator: This concludes the Q&A portion of today's call. I would now like to turn the call back over to Mike Dennison for any additional or closing remarks.

Mike Dennison: Thank you. I'd like to thank everyone for joining today's call, and have a good afternoon and evening. Thank you.

Operator: This does conclude today's program. Thank you for your participation, and you may disconnect at any time.